UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2015

The Spectranetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9965 Federal Drive
Colorado Springs, Colorado 80921
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (719) 633-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2015, the Board of Directors (the “Board”) of The Spectranetics Corporation (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee of the Board, increased the size of the Board from seven to eight directors and appointed Todd C. Schermerhorn as a Class III Director of the Company to fill the newly created directorship, to serve until his successor is elected and qualified or until his earlier resignation or removal. Mr. Schermerhorn was also appointed to serve on the Audit Committee of the Board (the “Audit Committee”) effective March 12, 2015.

Mr. Schermerhorn will receive an initial restricted stock grant with a grant date fair market value of $100,000, which will vest in full on the first anniversary of the grant date. In addition, as a non-employee director, Mr. Schermerhorn will receive compensation for his services on the Board and the Audit Committee in the form of equity compensation, annual retainers, payment of meeting fees, expense reimbursement and payment for attendance at continuing director education programs, all as described under the caption “Director Compensation” of the Company’s proxy statement that was filed with the Securities and Exchange Commission on April 22, 2014.

There are no arrangements or understandings between Mr. Schermerhorn and any other person pursuant to which he was selected as a director of the Company. Mr. Schermerhorn is not a party to any transaction with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the election of Mr. Schermerhorn is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by The Spectranetics Corporation on March 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPECTRANETICS CORPORATION
(registrant)

Date:	March 12, 2015	By:	/s/ Jeffrey A. Sherman
Jeffrey A. Sherman
Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by The Spectranetics Corporation on March 12, 2015.

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